SCHEDULE 14A

                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

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               Securities Exchange Act of 1934 (Amendment No.   )

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Check the appropriate box:

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[_] Confidential, For Use of the                 Rule 14a-12
    Commission Only (as permitted
    by Rule 14a-6(e)(2))
[_] Definitive Proxy Statement
[_] Definitive Additional Materials



                        Marsh & McLennan Companies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
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[X] No fee required
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


[LOGO]
MMC

Marsh o Putnam o Mercer
Marsh & McLennan Companies


                                   2003
                                   Notice of Annual Meeting
                                   And Proxy Statement

[LOGO]
MMC

Marsh o Putnam o Mercer
Marsh & McLennan Companies



Dear MMC Stockholder:

You are cordially invited to attend our annual stockholders meeting. The meeting will be held at 10:00 a.m. on Thursday, May 15, 2003 in the auditorium on the second floor at 1221 Avenue of the Americas, New York, New York.

In addition to the matters described in the attached proxy statement, we will report on our Company's activities during 2002. You will have an opportunity to ask questions and to meet your directors and executives.

Whether you plan to come to the annual meeting or not, your representation and vote are important, and your shares should be voted. Please complete, sign, date and return the enclosed proxy card promptly. You also may vote by telephone, or electronically over the Internet, by following the instructions on your proxy card.

We look forward to seeing you at the meeting. Your vote is important to us.

                                   Very truly yours,


                                   /s/ Jeffrey W. Greenberg

                                   Jeffrey W. Greenberg
                                   Chairman

March 27, 2003

                        MARSH & McLENNAN COMPANIES, INC.
                           1166 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10036-2774



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                       AND
                                 PROXY STATEMENT

     TIME:

             10:00 a.m. Local Time

     DATE:

             May 15, 2003

     PLACE:

             Second Floor Auditorium
             1221 Avenue of the Americas
             New York, New York

     PURPOSE:

          1. To elect five persons to serve as Class III directors, each for a three-year term;

          2. To adopt an amendment to MMC's Restated Certificate of Incorporation increasing the number of authorized shares of common stock;

          3. To ratify the appointment of Deloitte & Touche LLP as independent auditors; and

          4. To conduct any other business that may properly come before the meeting.

     This notice and proxy statement describes the matters being voted on and contains other information that may be helpful to you. In this material, we refer to Marsh & McLennan Companies, Inc. as "MMC", the "Company", "we" or "us".

     Only stockholders of record on March 19, 2003 may vote at the annual meeting. You will need proof of ownership of MMC stock to enter the meeting. This proxy solicitation material is being mailed to stockholders on or about March 27, 2003 with a copy of MMC's 2002 Annual Report, which includes financial statements for the period ended December 31, 2002.

     YOUR VOTE IS IMPORTANT. YOU MAY CAST YOUR VOTE BY MAIL, TELEPHONE OR OVER THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD.


/s/ GREGORY VAN GUNDY

GREGORY VAN GUNDY
SECRETARY


MARCH 27, 2003

                                TABLE OF CONTENTS

INFORMATION ABOUT OUR ANNUAL MEETING AND SOLICITATION OF PROXIES................................3
ITEM 1: ELECTION OF DIRECTORS...................................................................5
         Nominees for Election as Directors for a Three-Year Term Expiring in 2006..............5
         Directors Continuing in Office-Term Expiring in 2004...................................6
         Directors Continuing in Office-Term Expiring in 2005...................................8
INFORMATION REGARDING THE BOARD OF DIRECTORS...................................................10
         Committees............................................................................10
         Code of Ethics........................................................................11
         Tenure................................................................................11
         Directors' Compensation...............................................................11
STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS....................................12
COMPENSATION OF EXECUTIVE OFFICERS.............................................................14
         Summary Compensation Table............................................................14
         Option Grants in 2002.................................................................17
         Aggregated Option Exercises in 2002 & Year-End Option Values..........................18
         United States Retirement Program......................................................19
         Employment Agreement..................................................................19
         Compensation Committee Report.........................................................21
         Stock Performance Graph...............................................................24
TRANSACTIONS WITH MANAGEMENT AND OTHERS; OTHER INFORMATION.....................................25
ITEM 2: PROPOSED AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION............................26
ITEM 3: RATIFICATION OF SELECTION OF AUDITORS..................................................27
         Fees of Independent Auditors..........................................................27
AUDIT COMMITTEE REPORT.........................................................................28
SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS.....................................................29
EXHIBIT A--PROPOSED AMENDMENT TO ARTICLE FOURTH OF THE RESTATED CERTIFICATE OF INCORPORATION...30

        INFORMATION ABOUT OUR ANNUAL MEETING AND SOLICITATION OF PROXIES


WHO MAY VOTE

     Holders of our common stock, as recorded in our stock register on March 19, 2003, may vote at the meeting. As of that date, there were [__________] shares of common stock outstanding and entitled to one vote per share. A list of stockholders will be available for inspection for at least ten days prior to the meeting at the principal executive offices of MMC at 1166 Avenue of the Americas, New York, New York.

HOW TO VOTE

     You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

     Most stockholders have a choice of proxy voting by using a toll free telephone number, through the Internet or by completing the enclosed proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

     Executors, administrators, trustees, guardians, attorneys and other representatives voting on behalf of a stockholder should indicate the capacity in which they are signing and corporations should sign by an authorized officer whose title should be indicated.

HOW PROXIES WORK

     MMC's Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting, or at any adjournment thereof, in the manner you direct. You may vote for all, some, or none of our director nominees. You may also vote for or against the other proposals or abstain from voting.

     If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of our director nominees and in favor of Items 2 and 3.

     As of the date hereof, we do not know of any other business that will be presented at the meeting. If other business shall properly come before the meeting, including any proposal submitted by a stockholder which was omitted from this Proxy Statement in accordance with applicable federal securities laws, the persons named in the proxy will vote according to their best judgment.

REVOKING A PROXY

     You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting, or by sending written notification addressed to:

     Marsh & McLennan Companies, Inc.
     1166 Avenue of the Americas
     New York, New York 10036-2774
     Attn: Mr. Gregory Van Gundy,
           Corporate Secretary

     Mere attendance at the meeting will not revoke a proxy that was previously submitted to MMC.

QUORUM AND CONDUCT OF MEETING

     In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person.

     The Chairman has broad authority to conduct the annual meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, the Chairman has broad discretion to establish reasonable rules for discussion, comments and questions during the meeting. The Chairman also is entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all participants.

ATTENDANCE AT THE MEETING

     Only stockholders, their proxy holders, and MMC's guests may attend the meeting. Admission to the meeting will be on a first-come, first-served basis. Verification of ownership may be required at the admissions desk. If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on March 19, 2003, the record date for voting.

VOTES NEEDED

     Directors are elected by a plurality of the votes cast. "Plurality" means that the individuals who receive the largest number of votes cast FOR are elected as directors up to the maximum number of directors to be chosen at the meeting. Votes withheld from any director nominee will not be counted in such nominee's favor.

     Adoption of the proposal to amend the Restated Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of MMC's stock. Accordingly, abstentions and broker nonvotes will have the effect of a negative vote on the proposal.

     All other matters to be acted on at the meeting require the affirmative vote of a majority of the shares of MMC stock present or represented and entitled to vote at the meeting to constitute the action of the stockholders. In accordance with Delaware law, abstentions will be treated as present and entitled to vote for purposes of the preceding sentence, while broker nonvotes will not.

     A "broker nonvote" is a proxy submitted by a broker in which the broker fails to vote on behalf of a client on a particular matter for lack of instruction when such instruction is required by the rules of the New York Stock Exchange. Broker nonvotes will be counted for purposes of determining the presence of a quorum for the transaction of business.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT

     This proxy statement and the 2002 Annual Report can be viewed on our website at http://www.mmc.com/annualreport.html. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

     If you are a stockholder of record, you can choose this option and save MMC the cost of producing and mailing these documents by following the instructions provided when you vote over the Internet. If you hold your MMC stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view our future proxy statements and annual reports over the Internet.

     If you choose to view our future proxy statements and annual reports over the Internet, you will receive an e-mail message with instructions on how to access MMC's proxy statement and annual report and vote. Your choice will remain in effect until you tell us otherwise. You do not have to elect Internet access each year. To view, cancel or change your enrollment profile, please go to www.investordelivery.com.

SOLICITATION OF PROXIES

     In addition to this mailing, proxies may be solicited personally, electronically or by telephone. We pay the expenses of preparing the proxy materials and soliciting this proxy. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

     We have retained Georgeson Shareholder Communications Inc. to assist in the proxy solicitation at a fee of approximately $10,000, plus expenses. In addition to solicitation of proxies by mail, proxies may be solicited personally, by telephone, e-mail and by facsimile by MMC's directors, officers and other employees, who will receive no additional compensation for these solicitation services.

MULTIPLE STOCKHOLDERS SHARING SAME ADDRESS

     If you and other residents at your mailing address with the same last name own shares of common stock through a bank, broker or other holder of record, your bank or broker may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that bank or broker. This practice of sending only one copy of proxy materials to holders residing at a single address is known as "householding", and is designed to reduce printing and postage costs.

     If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If you did not receive a householding notice from your bank, broker or other holder of record, you can request householding by contacting that entity. You may revoke your consent to householding at any time by calling 1-800-542-1061.

     If you wish to receive a separate annual report or proxy statement, you may telephone Corporate Development at (212) 345-5475 or write to:

     Marsh & McLennan Companies, Inc.
     1166 Avenue of the Americas
     New York, New York 10036-2774.
     Attn: Corporate Development

ITEM 1
                              ELECTION OF DIRECTORS

     Our Board of Directors is divided into three classes. Members of each class serve for a three-year term. Stockholders elect one class of directors at each annual meeting. At this annual meeting, stockholders will vote on the election of the five nominees described below.

     The following section contains information provided by the nominees and continuing directors about their principal occupation, business experience and other matters. The nominees are all current directors of MMC, and each nominee has indicated to MMC that he or she will serve if elected. Mr. John T. Sinnott, Chairman of Marsh Inc., a subsidiary of MMC, and a director, is retiring from MMC in July 2003 and not standing for election. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy may be voted for another person nominated by the Board.

     The Board proposes the election of the nominees listed below as directors for a term ending at the 2006 Annual Meeting.

     The Board of Directors recommends a vote FOR the election of all five nominees.


                       NOMINEES FOR ELECTION AS DIRECTORS
                     FOR A THREE-YEAR TERM EXPIRING IN 2006


               PETER COSTER                                  DIRECTOR SINCE 1988

[PHOTO] Mr. Coster, age 63, is President and Chief Executive Officer of Mercer Inc., a subsidiary of MMC. He joined Mercer in 1984 upon its acquisition of a U.K. consulting firm that Mr. Coster had joined in 1962. He is a trustee of The Foundation Fighting Blindness.


               CHARLES A. DAVIS                              DIRECTOR SINCE 2000

[PHOTO] Mr. Davis, age 54, is Vice Chairman of MMC and Chairman and Chief Executive Officer of MMC Capital, Inc., an indirect subsidiary of MMC. He became Vice Chairman of MMC in 1999 and has served as Chief Executive Officer of MMC Capital since 1999 and as its Chairman since 2002. He served as President of MMC Capital beginning in 1998 before becoming Chairman. Prior to joining MMC, in a 23-year career at Goldman, Sachs & Co. he held numerous positions, including head of investment banking services worldwide. Mr. Davis is a director of Media General, Inc., Progressive Corporation and Merchants Bancshares, Inc.

               GWENDOLYN S. KING** ****                      DIRECTOR SINCE 1998

[PHOTO] Ms. King, age 62, is President of Podium Prose in Washington, D.C. She was Senior Vice President, Corporate and Public Affairs at Peco Energy from 1992 until 1998. From 1989 to 1992, she served as Commissioner of the Social Security Administration in the U.S. Department of Health and Human Services. In 2001, Ms. King was appointed by President George W. Bush to the President's Commission to Strengthen Social Security. Ms. King is a director of Countrywide Financial Corporation, Lockheed Martin Corporation, Monsanto Company, Pharmacia Corporation and the National Association of Corporate Directors and a member of the George Washington University Council on American Politics.


               LAWRENCE J. LASSER                            DIRECTOR SINCE 1987

[PHOTO] Mr. Lasser, age 60, is President and Chief Executive Officer of Putnam Investments, LLC, a subsidiary of MMC. He joined Putnam in 1969. Mr. Lasser is a trustee of approximately 100 mutual funds managed by Putnam Investment Management, LLC. He is a member of the Executive Committee of the Board of Governors of the Investment Company Institute, a trustee of the Museum of Fine Arts, Boston, and a member of the Boards of Directors of Beth Israel/Deaconess Medical Center, Boston, and the United Way of Massachusetts Bay. He is also a member of the CareGroup Board of Managers Investment Committee, the Council on Foreign Relations and the Commercial Club of Boston.


               DAVID A. OLSEN**                              DIRECTOR SINCE 1997

[PHOTO] Mr. Olsen, age 65, is a director of U.S. Trust Corporation, an honorary director of New York's South Street Seaport Museum and a trustee of Bowdoin College. He was Chairman and Chief Executive Officer of Johnson & Higgins prior to its business combination with MMC in 1997. Mr. Olsen joined Johnson & Higgins in 1966. He served as Vice Chairman of MMC from May 1997 until December 1997.



                         DIRECTORS CONTINUING IN OFFICE
                             (TERM EXPIRING IN 2004)


               LEWIS W. BERNARD* ***                         DIRECTOR SINCE 1992

[PHOTO] Mr. Bernard, age 61, is Chairman of Classroom, Inc., a non-profit educational corporation. He retired in 1991 from Morgan Stanley &Co., Inc., where for almost 30 years he held numerous positions, including that of Chief Administrative and Financial Officer. Mr. Bernard is Chairman of the Board of the American Museum of Natural History, Vice Chairman of the J. Paul Getty Trust and a trustee of The Andrew W. Mellon Foundation.

               MATHIS CABIALLAVETTA                          DIRECTOR SINCE 2000

[PHOTO] Mr. Cabiallavetta, age 58, is Vice Chairman of MMC and Chairman, MMC Global Development. He joined MMC in 1999. Prior thereto he was Chairman of the Board of UBS A.G. He is a past member of the board of the Swiss National Bank and the International Capital Markets Advisory Committee of the Federal Reserve Bank. He also served as a Vice Chairman of the Board of Directors of the Swiss Bankers Association. He is a director of Altria Group, Inc. and HBM BioVentures AG in Switzerland.


               ROBERT F. ERBURU*** ****                      DIRECTOR SINCE 1996

[PHOTO] Mr. Erburu, age 72, is Chairman of the Board of the National Gallery of Art, the Pacific Council on International Policy and the Board of Councilors of the College of Letters, Arts and Science of the University of Southern California. He retired as Chairman of the Board of The Times Mirror Company on January 1, 1996, a position he had held since 1986. He served as Chief Executive Officer of The Times Mirror Company from 1981 to 1995. Mr. Erburu is also Chairman Emeritus of the Huntington Library and the J. Paul Getty Trust and a trustee of The William and Flora Hewlett Foundation, the Ahmanson Foundation, the Ralph M. Parson Foundation, the Fletcher Jones Foundation and the Carrie Estelle Doheny Foundation.


               OSCAR FANJUL**                                DIRECTOR SINCE 2001

[PHOTO] Mr. Fanjul, age 53, is Vice Chairman and Chief Executive Officer of Omega Capital, a private investment firm in Spain. He was Chairman of N.H. Hotels from 1997 until 1999 and of Hidroelectrica del Cantabrico from 1999 to 2001. Mr. Fanjul is Honorary Chairman of Repsol, S.A., where from its creation in 1986 until 1996 he was Chairman and Chief Executive Officer. Mr. Fanjul is a director of Acerinox, Tecnicas Reunidas and the London Stock Exchange and an advisory director of Unilever. He is also a member of the International Advisory Board of MMC and of The Chubb Corporation and of the European Advisory Board of the Carlyle Group. He is also an International Advisor to Goldman, Sachs & Co.


               RAY J. GROVES                                 DIRECTOR SINCE 1994

[PHOTO] Mr. Groves, age 67, is President and Chief Executive Officer of Marsh Inc., a subsidiary of MMC. He joined MMC as Senior Advisor in August 2001, became President and Chief Operating Officer of Marsh in October 2001 and Chief Executive Officer in January 2003. Prior to joining MMC, he was Chairman of Legg Mason Merchant Banking, Inc., a position he held since 1995. Mr. Groves retired in 1994 from Ernst & Young, where he held numerous positions for 37 years, including the last 17 years as Chairman and Chief Executive Officer. He is a director of Boston Scientific Corporation, Electronic Data Systems Corporation and The Gillette Company. He is also a managing director and Treasurer and Secretary of the Metropolitan Opera Association and a director and former Chairman of The Ohio State University Foundation.

                         DIRECTORS CONTINUING IN OFFICE
                             (TERM EXPIRING IN 2005)


               JEFFREY W. GREENBERG*                         DIRECTOR SINCE 1996

[PHOTO] Mr. Greenberg, age 51, is Chairman of the Board and Chief Executive Officer of MMC. He has been Chief Executive Officer since 1999 and Chairman since 2000. Mr. Greenberg was Chairman of MMC Capital from 1996 until 2002. He joined MMC in 1995. Mr. Greenberg is on the board of The Brookings Institution, a trustee of Brown University, the Spence School in New York City and New York-Presbyterian Hospital and a member of the Board of Overseers of the Joan and Sanford I. Weill Graduate School of Medical Sciences of Cornell University. He is a member of the Council on Foreign Relations and The Trilateral Commission.


               STEPHEN R. HARDIS* **                         DIRECTOR SINCE 1998

[PHOTO] Mr. Hardis, age 67, is Chairman of Axcelis Technologies, Inc. He was Chairman and Chief Executive Officer of Eaton Corporation prior to his retirement in 2000. He joined Eaton Corporation in 1979. Mr. Hardis is a director of American Greetings Corporation, Apogent Technologies Inc., Lexmark International Corporation, Nordson Corporation, Progressive Corporation and Steris Corporation and a trustee of the Cleveland Clinic and the Cleveland Orchestra.


               THE RT. HON. LORD LANG OF MONKTON, DL* *** ****
                                                             DIRECTOR SINCE 1997

[PHOTO] Lord Lang, age 62, is chairman of BFS US Special Opportunities Trust plc, Murray tmt plc, Thistle Mining Inc. and Second Scottish National Trust plc. He was a member of the British Parliament from 1979 to 1997, serving in the Cabinet as Secretary of State for Scotland (1990 to 1995) and as President of the Board of Trade and Secretary of State for Trade and Industry (1995 to 1997). Lord Lang is also Chairman of the Patrons of the National Galleries of Scotland and a Governor of Rugby School, England.


               MORTON O. SCHAPIRO**                          DIRECTOR SINCE 2002

[PHOTO] Mr. Schapiro, age 49, is President of Williams College, a position he assumed in 2000. From 1994 until 2000, he was Dean of the College of Letters, Arts and Sciences at the University of Southern California, and from 1999 to 2000 he also served as the University's vice president for planning. Mr. Schapiro is a trustee of The WM Group of Funds, a management subsidiary of Washington Mutual Bank. He is also a trustee of the Williamstown Theater Festival and the Sterling & Francine Clark Art Institute.

               ADELE  SIMMONS* **                          DIRECTOR  SINCE  1978

[PHOTO] Mrs. Simmons, age 61, is Vice Chair of Chicago Metropolis 2020, President of the Global Philanthropy Partnership and a senior associate of the Center for International Studies at the University of Chicago. She was President of the John D. and Catherine T. MacArthur Foundation from 1989 to 1999. She is a director of The Field Museum, Environmental Defense, Synergos
               Institute, the Rocky Mountain Institute, the Global Fund for Women, the Union of Concerned Scientists and the American Prospect. She is Chair of the Committee to Visit the Graduate School of Education at Harvard University, a member of the Advisory Board of the World Bank Institute and a senior advisor to The World Economic Forum.


               A. J. C. SMITH*                               DIRECTOR SINCE 1977

[PHOTO] Mr. Smith, age 68, retired in 2000 as Chairman of the Board of MMC, a position he held since 1992. He was Chief Executive
               Officer of MMC from 1992 to 1999. Mr. Smith is a trustee of approximately 100 mutual funds managed by Putnam Investment Management, LLC. He is Chairman of the Central Park Conservancy and a trustee of the Carnegie Hall Society, Inc., the Educational Broadcasting Corporation in New York City and the National Museums of Scotland (Edinburgh). Mr. Smith is also a member of the Board of Overseers of the Joan and Sanford I. Weill Graduate School of Medical Sciences of Cornell University.


----------
*      Member of the Executive Committee, of which Mr. Greenberg is Chair.
**     Member of the Audit Committee, of which Mr. Hardis is Chair.
***    Member of the Compensation Committee, of which Mr. Bernard is Chair.
**** Member of the Directors and Governance Committee, of which Mr. Erburu is Chair.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS


     MMC is a global professional services company. Our business is conducted by our business units, and their employees and officers, under the direction of the chief executive officer and the oversight of the Board, to enhance the long-term value of MMC for its stockholders. The Board of Directors, which is elected by the stockholders, is the ultimate decision-making body of MMC except with respect to those matters reserved to the stockholders. The Board held seven meetings during 2002.

     Our Board includes a balance of non-executive and executive directors. Independent non-executive directors constitute a majority of our Board and meet the independence requirements proposed by the NYSE in 2002. With respect to our directors:

     o a meaningful portion of the compensation for non-executive directors is paid in MMC stock;

     o all new directors participate in an orientation. This orientation includes background material and presentations by management on MMC's operations and strategic plans, its financial statements and its key policies and practices;

     o board members have complete access to MMC's officers and employees. Directors are encouraged to communicate directly with MMC's chief financial officer, general counsel and other members of senior management; and

     o in addition to access to MMC officers, the Board and its committees have the authority to obtain advice and assistance from external advisors or consultants as they may deem necessary.

COMMITTEES

     Our Board has established an Executive  Committee,  an Audit  Committee,  a
Compensation Committee and a Directors and Governance Committee to assist the Board in discharging its responsibilities. New charters for the Compensation Committee, and the Directors and Governance Committee established in 2002, have been adopted by the Board of Directors and can be viewed on our website at www.mmc.com/corpgov.html. Membership on the Audit, Compensation, and Directors and Governance Committee is limited to independent non-executive directors. Following each meeting of its committee, each committee chair reports the highlights of the meeting to the full Board.

THE EXECUTIVE COMMITTEE:

     o is empowered to act for the full Board in intervals between Board meetings, with the exception of certain matters that under Delaware law or MMC's by-laws may not be delegated; and

     o meets as necessary, with all actions taken by the committee reported at the next Board of Directors meeting.

     The Executive Committee held three meetings during 2002.

THE AUDIT COMMITTEE:

     The Audit Committee has oversight responsibility with respect to:

     o the annual financial information to be provided to stockholders and the Securities and Exchange Commission ("SEC");

     o    the system of internal controls that management has established; and

     o    the internal and external audit process.

     All members of the Audit Committee are independent as required by the listing standards of the New York Stock Exchange. The Board of Directors has determined that Stephen R. Hardis, an independent non-executive director and the chair of the Audit Committee, has the requisite qualifications to satisfy the SEC definition of Audit Committee Financial Expert.

     The Audit Committee held nine meetings during 2002.

THE COMPENSATION COMMITTEE:

     o evaluates the performance and determines the compensation of MMC's Chief Executive Officer;

     o    reviews and approves the compensation of other senior executives; and

     o    makes   recommendations   to  the  Board  with  respect  to  incentive
          compensation   plans  and   equity-based   plans  and  discharges  the
          responsibilities of the committee set forth in MMC's plans.

     The Compensation Committee held nine meetings during 2002.

THE DIRECTORS AND GOVERNANCE COMMITTEE:

     o    develops,   reviews  and   periodically   reassesses  MMC's  corporate
          governance principles and recommends proposed changes to the Board;

     o identifies, considers and recommends qualified candidates to the Board for election as directors, including the slate of directors that the Board proposes for election at the annual meeting;

     o in consultation with the MMC chairman and other committee chairs, recommends committee assignments to the Board; and

     o develops processes for and oversees annual assessments of the Board's performance and effectiveness.

     The  Directors  and  Governance   Committee   considers  director  nominees
recommended  by  our   stockholders.   Stockholders  may  propose  nominees  for
consideration by submitting the names and supporting information to:

     Marsh & McLennan Companies, Inc.
     1166 Avenue of the Americas
     New York, New York 10036-2774
     Attn: Directors & Governance Committee,
           c/o Mr. Gregory Van Gundy,
           Corporate Secretary

     The Directors and Governance Committee held two meetings in 2002.

ATTENDANCE

     The average attendance by directors at meetings of the Board and committees thereof was 98%. All directors attended at least 75% of the meetings of the Board and committees on which they served.

CODE OF ETHICS

     In addition to its code of business conduct applicable to all employees and directors, MMC has adopted a Code of Ethics, as provided by the Sarbanes-Oxley Act of 2002, which applies to its chief executive officer, chief financial officer and controller. A copy of that Code is filed as an exhibit to MMC's 2002 Annual Report on Form 10-K.

TENURE

     Non-executive directors retire at the annual meeting after attaining age 72, unless the person has been a non-executive director for less than ten years. In such cases, non-executive directors retire at the annual meeting following the earlier of ten years of service or attaining age 75. Executive directors other than the chief executive officer resign from the Board upon their retirement. Currently the former MMC chief executive officer serves on the Board.

DIRECTORS' COMPENSATION

     As compensation for their services, we paid the following compensation to our non-executive directors, Messrs. Bernard, Erburu, Fanjul, Hardis, Lang, Olsen, Schapiro and Smith, Ms. King and Mrs. Simmons:

     o a basic retainer of $40,000 per year and an annual grant of 1,800 shares of stock (the "Annual Stock Grant");

     o a fee of $1,000 and reimbursement of related expenses for each meeting of the board or a committee they attend;

     o an additional retainer of $5,000 per year to the chair of each committee (other than Mr. Greenberg as chair of the Executive Committee); and

     o an additional retainer of $2,000 per year to other members of committees.

     We also offer travel accident insurance benefits to non-executive directors in connection with MMC-related business travel. Non-executive directors are included in MMC's gift-matching program for certain charitable gifts by employees up to a maximum of $5,000 per year.

     Directors who are also employees receive no specific compensation for their services as directors.

     Under the terms of MMC's Directors Stock Compensation Plan, the directors receive twenty-five percent of the basic retainer in shares of stock at the fair market value thereof, as well as their Annual Stock Grant on each June 1. The balance of their compensation (including attendance fees and committee retainers) is paid in either shares of stock or cash, as the director elects. The directors may defer receipt of all or a portion of their compensation to be paid in shares until the year following either their retirement from the Board or a specified earlier date.

     Certain directors are investors in a fund that is a limited partner of Trident II, L.P. ("Trident II"), a $1.4 billion private equity fund managed by MMC Capital, Inc., an indirect subsidiary of MMC. Neither the directors nor the fund are required to pay management or carried interest performance fees in connection with their investments in Trident II.

     Since June 1, 2000, MMC has had an agreement with A.J.C. Smith, pursuant to which Mr. Smith provides certain advisory and consultative services for MMC or its affiliates, serves as chairman of MMC's International Advisory Board and is a trustee of various Putnam Funds. He also serves as a director of Marsh & McLennan Risk Capital Holdings, Ltd. and MMC Capital. For these services MMC pays Mr. Smith $1,250,000 per year and provides support and other services and business expense reimbursement. On May 16, 2002 the term of this agreement was extended through May 31, 2003. For services rendered in 2002, Mr. Smith received an additional $1,250,000 incentive payment.

     Mr. Fanjul serves on MMC's International Advisory Board and is a director of Marsh, S.A., a Spanish subsidiary of MMC, but receives no additional compensation for such service.


           STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table reflects as of February 28, 2003 (except with respect to interests in MMC's Stock Investment Plan and Stock Investment Supplemental Plan, which are as of December 31, 2002) the number of shares of our common stock which each director and each named executive officer has reported as owning beneficially or otherwise having a pecuniary interest in, and which all directors and executive officers of MMC have reported as owning beneficially as a group. It also includes the number of shares of stock beneficially owned by persons known to MMC to own more than 5% of the outstanding shares.

                                                                    AMOUNT AND NATURE OF
                                                                  BENEFICIAL OWNERSHIP (1)
                                                          ---------------------------------------
                                                          SOLE VOTING    OTHER THAN
                                                              AND        SOLE VOTING
                                                          INVESTMENT   AND INVESTMENT
NAME                                                         POWER        POWER (2)       TOTAL
----                                                      -----------  --------------   ---------
Lewis W. Bernard ........................................      6,000         55,301        61,301
Mathis Cabiallavetta ....................................     11,804        508,118       519,922
Peter Coster ............................................     46,014      1,014,051     1,060,065
Charles A. Davis ........................................     26,398        705,006       731,404
Robert F. Erburu ........................................         --         38,582        38,582
Oscar Fanjul ............................................     13,393             --        13,393
Jeffrey W. Greenberg ....................................    116,684      1,838,257     1,954,941
Ray J. Groves ...........................................      7,848        189,632       197,480
Stephen R. Hardis .......................................      2,000         13,352        15,352
Gwendolyn S. King .......................................         --          9,852         9,852
Lord Lang ...............................................      5,258          2,800         8,058
Lawrence J. Lasser ......................................         --        798,150       798,150
David A. Olsen ..........................................    428,678        213,154       641,832
Morton O. Schapiro ......................................         --          2,063         2,063
Adele Simmons ...........................................    233,214        184,750       417,964
John T. Sinnott .........................................    101,584        992,764     1,094,347
A.J.C. Smith ............................................  1,099,478      2,145,154     3,244,632
All directors and executive officers as a group,
  including the above (20 individuals) ..................  2,144,790      9,713,575    11,858,365

                                                                 AMOUNT         PERCENTAGE OF STOCK
                                                              BENEFICIALLY      OUTSTANDING AS OF
NAME                                                              OWNED          DECEMBER 31, 2002
----                                                          ------------      -------------------
Marsh & McLennan Companies Stock Investment Plan (3)
1166 Avenue of the Americas
New York, NY 10036-2774                                        28,146,683              5.3%

----------
(1) As of February 28, 2003, no director or named executive officer beneficially owned more than 1% of the outstanding stock, and all directors and executive officers as a group beneficially owned approximately 2.2% of the outstanding stock.

(2) Includes shares of stock: (i) that are held in the form of shares of restricted stock; (ii) that are held indirectly for the benefit of such individuals or jointly, or directly or indirectly for certain members of such individuals' families, with respect to which beneficial ownership in certain cases may be disclaimed; and (iii) that represent such individuals' interests in MMC's Stock Investment Plan. Also includes MMC stock units that are subject to issuance in the future with respect to the Directors Stock Compensation Plan, cash bonus deferral plans, MMC's Stock Investment Supplemental Plan or restricted stock units in the following aggregate amounts: Mr. Bernard, 55,300 shares; Mr. Cabiallavetta, 91,673 shares; Mr. Coster, 147,492 shares; Mr. Davis, 140,841 shares; Mr. Erburu, 38,581 shares; Mr. Greenberg, 148,707 shares; Mr. Groves, 71,298 shares; Mr. Hardis, 13,352 shares; Ms. King, 9,452 shares; Mr. Lasser, 434,910 shares; Mr. Schapiro 2,063 shares; Mrs. Simmons, 27,058 shares; Mr. Sinnott, 303,469 shares; Mr. Smith, 97,026 shares; and all directors and executive officers as a group, 1,729,834 shares. Additionally, includes shares of stock which may be acquired on or before April 30, 2003 through the exercise of stock options as follows: Mr. Cabiallavetta, 405,000 shares; Mr. Coster, 710,000 shares; Mr. Davis, 520,000 shares; Mr. Greenberg,
     1,572,500 shares; Mr. Groves, 100,000 shares; Mr. Lasser, 315,000 shares; Mr. Sinnott, 565,000 shares; Mr. Smith, 2,000,000 shares; and all directors and executive officers as a group, 6,882,500 shares.

(3) Under the provisions of the Stock Investment Plan, voting rights are passed through to the employees in proportion to their interests. Unvoted shares will generally be voted by the trustee in proportion to the shares voted. Shares held in the Plan are registered in the name of the Plan's trustee and not in the names of the individual participants. Of the 28,116,960 shares held in the Plan at December 31, 2002, approximately 90,250, or 0.3%, were held for directors and executive officers of MMC and are included in the ownership shown above for all directors and executive officers as a group.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following tables contain information with respect to the CEO and the six other most highly compensated executive officers of MMC. We adjusted the number of shares and per share prices to reflect MMC's two-for-one stock split effective June 28, 2002.

SUMMARY COMPENSATION TABLE

     The following table sets forth cash and other compensation paid or earned for services rendered in 2002, 2001 and 2000.

                                       ANNUAL COMPENSATION                    LONG TERM COMPENSATION
                            -----------------------------------------  -----------------------------------
     NAME AND                                            OTHER ANNUAL   RESTRICTED   SECURITIES     LTIP      ALL OTHER
     PRINCIPAL                                           COMPENSATION      STOCK     UNDERLYING    PAYOUTS  COMPENSATION
     POSITION               YEAR  SALARY($)  BONUS($)(1)    ($)(2)     AWARDS ($)(3) OPTIONS (#)   ($)(4)      ($)(5)
-----------------------     ----  ---------  ----------- ------------  ------------- ----------- ---------  ------------
Jeffrey W. Greenberg ...... 2002  1,200,000                 91,798      2,171,187     450,000    2,107,832     48,003
Chairman and Chief          2001  1,200,000   2,500,000    188,642      2,339,118     400,000           --     48,902
Executive Officer           2000  1,200,000   1,500,000         --      4,101,064     400,000      350,000     48,900
Marsh & McLennan
Companies, Inc.

Lawrence J. Lasser ........ 2002  1,000,000                 57,744      1,000,093     100,000           --    350,000
President                                                                              50,000(7)
Putnam Investments, LLC     2001  1,000,000  17,000,000         --      1,000,003     100,000           --    349,000
                                                                       10,627,000(6)   50,000(7)
                            2000  1,000,000  33,000,000         --      1,000,028          --           --    243,000

John T. Sinnott ........... 2002    950,000                     --      1,586,323     120,000           --     54,150
Chairman                    2001    900,000   1,200,000    165,943      1,380,953     120,000           --     51,300
Marsh Inc.                  2000    900,000     800,000    180,894      1,250,027     100,000           --     51,300

Peter Coster .............. 2002    950,000                515,930      1,720,376     120,000           --     54,150
President                   2001    950,000     750,000    198,051      1,791,943     140,000           --     54,863
Mercer Inc.                 2000    900,000     800,000    132,921      1,227,165     120,000           --     51,975

Mathis Cabiallavetta ...... 2002    850,000                     --      1,435,046     220,000           --     48,450
Vice Chairman               2001    800,000     875,000         --      1,316,413     200,000           --     46,200
Marsh & McLennan            2000    700,000     800,000         --      1,053,505     200,000           --     27,125
Companies, Inc.

Charles A. Davis .......... 2002    850,000                     --      1,576,952     200,000    1,794,373     34,002
Vice Chairman               2001    800,000     875,000         --      1,346,413     200,000           --     32,001
Marsh & McLennan            2000    750,000     800,000         --      1,227,561     200,000      105,000     30,000
Companies, Inc.
President
MMC Capital, Inc.

Ray J. Groves ............. 2002    850,000                     --        764,175     200,000           --     20,188
President and Chief         2001    333,333     250,000         --      1,012,601     200,000           --         --
Executive Officer
Marsh Inc.

----------
(1) Mr. Davis deferred a portion of his bonus in respect of 2000 and 2001, and Mr. Lasser deferred a portion of his bonus in respect of 2000, pursuant to plans under which participants may elect to invest their deferred amounts on a notional basis indirectly in various private equity funds managed by MMC subsidiaries and affiliated firms.

(2) With regard to Messrs. Greenberg and Coster, represents payments to cover tax liabilities arising from funding annuities under the Benefit Equalization and Supplemental Retirement Plans. These plans are part of MMC's United States retirement program. With regard to Mr. Lasser, represents perquisites, including approximately $35,000 for financial advisory services and $15,000 for a supplemental healthcare plan provided to certain senior executives at Putnam.

(3) At December 31, 2002, each individual in the Summary Compensation Table had outstanding shares of restricted stock and restricted stock units of MMC with an aggregate value (using the closing price of common stock on the

     Consolidated Transaction Reporting System on December 31, 2002 of $46.21) as follows: Mr. Greenberg, 148,300 shares and 103,508 units worth $6,852,943 and $4,783,105, respectively; Mr. Lasser, 146,400 shares and 434,910 units worth $6,765,144 and $20,097,191, respectively; Mr. Sinnott, 150,400 shares and 146,790 units worth $6,949,984 and $6,783,166, respectively; Mr. Coster, 161,000 shares and 105,994 units worth $7,439,810 and $4,897,983, respectively; Mr. Cabiallavetta, 10,000 shares and 78,038 units worth $462,100 and $3,606,136, respectively; Mr. Davis, 42,600 shares and 84,760 units worth $1,968,546 and $3,916,760, respectively; and Mr. Groves, 18,334 shares and 8,990 units worth $847,214 and $415,428, respectively.

     During the applicable vesting and restricted periods, holders of shares of restricted stock receive the same dividend payments as those paid on the outstanding shares of stock and such shares generally vest on the January 1 following the tenth anniversary of the date of grant. Holders of restricted stock units receive dividend equivalent payments that are equal in amount to dividends paid on shares of common stock, and such units generally vest three years from the date of grant. Vesting of restricted stock and restricted stock units may be accelerated upon a change in control. "Change in Control" of MMC means generally any of the following: any person or group becoming the owner of securities with 50% or more of the voting power of MMC; within a two-year period (with certain exceptions) a change in directors constituting a majority of the Board; stockholder approval of a merger or consolidation of MMC resulting in MMC stockholders not owning securities with 50% or more of the voting power of the surviving entity; and stockholder approval of a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of MMC's assets. Under the MMC Special Severance Pay Plan, certain holders of restricted stock or awards in lieu of restricted stock with at least 10 years of service will receive payment in shares of stock upon forfeiture of their award if their employment with MMC or one of its subsidiaries terminates. The amount of such payment is based on years of service, with the individual receiving up to a maximum of 90% of the value of the restricted shares after 25 years of service, and is subject to execution of a non-solicitation agreement.

(4) Under MMC Capital's Long Term Incentive Plan ("LTIP") Mr. Davis and Mr. Greenberg have received various awards, including carried interest performance payments. The LTIP currently operates as an incentive compensation pool that varies in amount based on the extent of investment return and fees from originating, structuring and managing certain insurance and related industry investments in which MMC has direct or indirect interests. As of December 31, 2002, the estimated value of Mr. Greenberg's and Mr. Davis' interest in any future payouts under the LTIP (including their carried interests) aggregated approximately $1.0 million and $0.8 million, respectively, in each case based on a liquidation value as of that date and subject to realization of estimated returns and including awards with respect to fees received and realized gains not yet distributed. The vesting schedules for carried interest awards made under the LTIP were determined at the date of grant and will accelerate upon a change in control of MMC (as described in footnote 3 above), a change in control of MMC Capital (defined to mean that MMC no longer owns more than 50% of MMC Capital), or upon the retirement, death or disability of the participating executive.

     In addition, in 1999, Mr. Greenberg purchased both general and limited partnership interests in the general partner of Trident II, and in 1999 and 2000, Mr. Davis purchased both general and limited partnership interests in the general partners of four private equity funds managed by MMC Capital, including Trident II. These purchases were on an after-tax, out-of-pocket basis. In connection with these partnership interests, Mr. Greenberg and Mr. Davis received participations in carried interests in these funds. In 2000, Mr. Greenberg and Mr. Davis received $237,267 and $382,562, respectively, in connection with their carried interests. At this time, it is not meaningful to project values of the carried interest participations. The carried interests are subject to reduction or forfeiture in connection with termination of employment. However, in the event of a change in control of MMC or MMC Capital prior to a termination of employment other than for cause, the carried interests cannot be so reduced or forfeited, even with respect to subsequent investments. From time to time, Mr. Greenberg and Mr. Davis may be excused from participating in a particular investment in order to avoid the appearance of any inappropriate remuneration or as otherwise deemed advisable. See "Transactions with Management and Others; Other Information" below. Additionally, in 1999 and/or 2000, Messrs. Greenberg, Lasser, Sinnott, Coster, Davis and Groves, either in their capacities as employees of MMC or its subsidiaries or as directors of MMC, purchased, on an after-tax, out-of-pocket basis, limited partnership interests in one or more funds that invest in or alongside private equity funds managed by MMC subsidiaries and affiliated firms. Neither these individuals nor their funds are required to pay any management, carried interest performance or other fees, except in some cases an administrative fee, in connection with these investments.

(5) Amounts shown for 2002 consist of the following: (a) MMC matching contributions under the Stock Investment Plan of $7,334 for Mr. Greenberg, $10,450 for Mr. Sinnott, $10,450 for Mr. Coster, $10,450 for Mr. Cabiallavetta and $3,334 for Mr. Davis, and under the Stock Investment Supplemental Plan of $40,669 for Mr. Greenberg, $43,700 for Mr. Sinnott, $43,700 for Mr. Coster, $38,000 for Mr. Cabiallavetta, $30,668 for Mr. Davis and $20,188 for Mr. Groves and (b) contributions by Putnam Investments of $30,000 to the Putnam Profit Sharing Retirement Plan and $120,000 to the Putnam Executive Deferred Compensation Plan for Mr. Lasser. Additionally, Mr. Lasser received $200,000 from MMC for his service as a trustee of the Putnam Funds. Amounts shown for 2001 for Mr. Lasser reflect an additional $96,000 from the amount shown in last year's proxy statement for his service as a trustee of the Putnam Funds that was earned in 2001 but not paid until 2002.

(6) Represents Putnam restricted stock units. At December 31, 2002, Mr. Lasser had 101,250 restricted stock units of Putnam Class B Shares with an estimated aggregate value of $4,587,638 based on a specified valuation methodology for determining fair market value which at December 31, 2002 was $45.31 per share. All grants of Putnam restricted stock units include the right to dividend equivalents that are equal in amount to dividends paid on the outstanding Class A Shares of Putnam. The Putnam restricted stock units vest at a rate of 25% a year beginning with the first anniversary of the date of the grant. Upon the happening of certain corporate events affecting Putnam or MMC, vesting of shares of Putnam restricted stock units may be accelerated.

(7) Mr. Lasser was granted Putnam options, which become exercisable 25% a year beginning one year from the date of grant. The exercise price of the Putnam options may be paid in cash or in Class B Shares of Putnam. Upon the occurrence of certain corporate events affecting Putnam or MMC, all Putnam options will become fully exercisable.

OPTION GRANTS IN 2002
     The table below describes MMC stock options granted during 2002 and stock options to purchase Putnam Class B Shares granted to Mr. Lasser in 2002.

                                          INDIVIDUAL GRANTS(1)
                          ------------------------------------------------     POTENTIAL REALIZABLE VALUE
                          NUMBER OF    % OF TOTAL                              AT ASSUMED ANNUAL RATES OF
                          SECURITIES     OPTIONS                                STOCK PRICE APPRECIATION
                          UNDERLYING   GRANTED TO   EXERCISE                        FOR OPTION TERM(2)
                            OPTIONS     EMPLOYEES     PRICE     EXPIRATION   -------------------------------
NAME                        GRANTED      IN 2002     ($/SH)        DATE          5% ($)            10%($)
----                      -----------  ----------   --------    ----------   --------------   --------------
Jeffrey W. Greenberg ....   450,000        2.1        56.00      3/20/2012       15,848,145       40,162,310
Lawrence J. Lasser ......   100,000        0.5        56.00      3/20/2012        3,521,810        8,924,958
                             50,000(3)     8.7        74.57      3/20/2012        2,344,834        5,942,269
John T. Sinnott .........   120,000        0.6        56.00      3/20/2012        4,226,172       10,709,949
Peter Coster ............   120,000        0.6        56.00      3/20/2012        4,226,172       10,709,949
Mathis Cabiallavetta ....   220,000        1.0        56.00      3/20/2012        7,747,982       19,634,907
Charles A. Davis ........   200,000        1.0        56.00      3/20/2012        7,043,620       17,849,916
Ray J. Groves ...........   200,000        1.0        56.00      3/20/2012        7,043,620       17,849,916
MMC Stockholders(4) .....                                                    18,902,052,792   47,901,512,964

----------
(1) All MMC stock options become exercisable 25% a year beginning one year from the date of grant. The option exercise price may be paid in cash or in shares of common stock. In the event of a change in control of MMC (as described in footnote 3 to the Summary Compensation Table above), all stock options will become fully exercisable and vested, and any restrictions contained in the terms and conditions of the option grants shall lapse. If any payments made in connection with a change in control are subject to the excise tax imposed under the federal tax laws, MMC will increase the option holder's payment as necessary to restore such option holder to the same after-tax position had the excise tax not been imposed.

(2) The dollar amounts are the result of calculations at the 5% and 10% growth rates set by the SEC; the rates are not intended to be a forecast of future stock price appreciation. A zero percent stock price growth rate will result in a zero gain for all option holders.

(3) Mr. Lasser was granted an option to acquire Putnam Class B Shares which become exercisable 25% a year beginning on March 21, 2003. The fair market value of each Putnam Class B Share on the date of grant was $74.57.

(4) The dollar amounts are included for comparative purposes to show the aggregate gain that would be achieved by all holders of the outstanding stock of MMC at the assumed stock price appreciation rates at the end of the 10-year term of the MMC options granted on March 21, 2002 at an exercise price of $56.00.

AGGREGATED OPTION EXERCISES IN 2002 & YEAR-END OPTION VALUES


     The following table sets forth certain information concerning stock options exercised during 2002 and the number and value of specified unexercised options at December 31, 2002.

                                                   NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                                       UNEXCERCISED OPTIONS AT           IN-THE-MONEY OPTIONS AT
                             SHARES       VALUE           DECEMBER 31, 2002             DECEMBER 31, 2002 (1)(2)
                           ACQUIRED ON  REALIZED   --------------------------------  --------------------------------
NAME                       EXERCISE(#)   ($) (1)   EXERCISABLE(#)  UNEXERCISABLE(#)  EXERCISABLE($)  UNEXERCISABLE($)
------                    ------------  ---------  --------------  ----------------  --------------  ----------------
Jeffrey W. Greenberg ....        --            --   1,185,000        1,025,000         21,725,678       1,217,110
Lawrence J. Lasser ......    30,000       767,238     265,000          175,000          5,203,150           8,250
                                 --            --     416,250(3)       113,750(3)         570,000              --
John T. Sinnott .........    90,000     2,980,463     455,000          285,000          7,886,191         221,010
Peter Coster ............        --            --     590,000          310,000         11,778,191         222,660
Mathis Cabiallavetta ....        --            --     225,000          495,000            506,407         183,469
Charles A. Davis ........        --            --     345,000          475,000          2,691,528         227,609
Ray J. Groves ...........        --            --      50,000          350,000                 --              --

----------
(1) Values are based on the fair market value on December 31, 2002, minus the grant price.

(2) The value of unexercised in-the-money stock options at December 31, 2002 is presented pursuant to SEC rules and, with respect to MMC stock, is based on the closing price on the Consolidated Transaction Reporting System on December 31, 2002 of $46.21 and, with respect to the Putnam Class B Shares, is based on a specified valuation methodology for determining fair market value which at December 31, 2002 was $45.31 per share. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the stock relative to the exercise price per share at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money stock options reflected in this table will be realized.

(3)  Represents options to acquire Putnam Class B Shares.

UNITED STATES RETIREMENT PROGRAM

     MMC maintains a United States retirement program consisting of the Marsh & McLennan Companies Retirement Plan, a non-qualified Benefit Equalization Plan and a non-qualified Supplemental Retirement Plan.

     The following table shows the estimated before-tax annual straight-life annuity benefit payable under these retirement programs to employees with the specified Maximum Average Salary (average salary over the 60 consecutive months of employment that produces the highest average) and specified years of service upon retirement at age 65, after giving effect to adjustments for Social Security benefits:

                                                 YEARS OF SERVICE
                       ---------------------------------------------------------------------
MAXIMUM
AVERAGE SALARY            5          10          20          30          40          45
--------------         --------    --------    --------    --------    --------   ----------
$ 800,000 ............ $ 75,870    $151,739    $303,478    $443,348    $523,348     $563,348
$ 900,000 ............ $ 85,870    $171,739    $343,478    $501,348    $591,348     $636,348
$ 1,000,000 .......... $ 95,870    $191,739    $383,478    $559,348    $659,348     $709,348
$ 1,100,000 .......... $105,870    $211,739    $423,478    $617,348    $727,348     $782,348
$ 1,200,000 .......... $115,870    $231,739    $463,478    $675,348    $795,348     $855,348
$ 1,300,000 .......... $125,870    $251,739    $503,478    $733,348    $863,348     $928,348
$ 1,400,000 .......... $135,870    $271,739    $543,478    $791,348    $931,348   $1,001,348
$ 1,500,000 .......... $145,870    $291,739    $583,478    $849,348    $999,348   $1,074,348

     The compensation of participants used to calculate the retirement benefit consists of regular salary as disclosed in the "Salary" column of the Summary Compensation Table and excludes bonuses and other forms of compensation not regularly received. For the six individuals named above, other than Mr. Lasser who participates in the Putnam Profit Sharing Retirement Plan and related plans and not in MMC's U.S. retirement program, the 2002 compensation used to calculate the Maximum Average Salary and the number of years of credited service are as follows: Mr. Greenberg, $1,200,000, 7 years; Mr. Sinnott, $950,000, 40 years; Mr. Coster, $950,000, 41 years; Mr. Cabiallavetta, $850,000, 4 years; Mr. Davis, $850,000, 5 years; and Mr. Groves, $850,000, 1 year. Mr. Lasser is also entitled to receive a special retirement benefit in accordance with the terms of the Lasser Agreement. See "Employment Agreement" below.

EMPLOYMENT AGREEMENT

     Putnam Investments ("Putnam"), a subsidiary of MMC, has an employment agreement with Lawrence J. Lasser, its President and Chief Executive Officer (the "Lasser Agreement") dated December 31, 1997, and amended in 2001. The term of the Lasser Agreement expires on December 31, 2005. MMC has certain obligations and has guaranteed Putnam's obligations under the Lasser Agreement. MMC has also agreed to use its best efforts to include Mr. Lasser on the management slate of nominees for directors when his current term expires at this year's Annual Meeting of Stockholders.

Under the Lasser Agreement:

     o Mr. Lasser receives an annual salary of $1,000,000 and is eligible for annual bonuses under MMC's Senior Management Incentive Compensation Plan.

     o Upon his retirement (or at the time he is no longer subject to certain limitations imposed by the Internal Revenue Code with respect to the tax deductibility of his compensation ("162(m) Limitations")), Mr. Lasser will receive a special retirement benefit in consideration for a non-competition covenant and post-employment consulting arrangement. The then estimated present value equivalent of this benefit, $15,000,000, is deemed invested from December 31, 1997 in various Putnam funds.

     Mr. Lasser was also granted a deferred special payment ("Putnam Fund Payment") equal to the value, as of February 15, 2001, of 300,000 MMC shares (150,000 shares before the June 28, 2002 two-for-one stock split). Such amount is deemed invested in Putnam funds in accordance with Mr. Lasser's direction and vests on December 31, 2005. The Putnam Fund Payment shall be paid to Mr. Lasser on the later of December 31, 2005 or the date upon which he is no longer subject to 162(m) Limitations, or, before such date, in the event of termination of his employment due to death, disability, Good Cause, or by Putnam or MMC without cause. Mr. Lasser will not receive the Putnam Fund Payment if he is terminated for cause or terminates his own employment (other than for "Good Cause"), prior to December 31, 2005. The Putnam Fund Payment will be forfeited if Mr. Lasser violates the non-competition covenant.

     In March of 2002, Mr. Lasser received options to acquire (i) 100,000 shares of MMC stock and (ii) 50,000 Class B Common Shares of Putnam ("Class B Shares"). Mr. Lasser also is entitled to receive an award of options to acquire 100,000 shares of MMC stock in March of each of 2003 and 2004. These options become exercisable 25% a year beginning one year from grant or upon the happening of certain corporate events.

     If Mr. Lasser's employment is terminated by Putnam or MMC without cause or if he terminates his employment for "Good Cause", Mr. Lasser will receive a payment equal to his base salary and annual bonus for the balance of the term of the Lasser Agreement. The Lasser Agreement provides for accelerated vesting or forfeiture of Putnam restricted stock units, Putnam options, MMC restricted stock units and MMC options upon certain terminations of Mr. Lasser's employment. Equity based awards granted pursuant to the original employment agreement, which would have expired on December 31, 2001, are not forfeited upon employment terminating after that date.

     If any payments under the Lasser Agreement attributable to (i) the Putnam options to acquire 175,000 Class B shares granted on December 31, 1997, (ii) the 150,000 Putnam restricted stock units vesting on December 31, 2001, (iii) the MMC options, (iv) MMC restricted stock units, or (v) the Putnam Fund Payment are subject to the excise tax imposed under the federal tax laws, MMC will increase the payment to Mr. Lasser as necessary to restore him to the same after-tax position had the excise tax not been imposed.

"Good Cause" is defined generally to include:

     o an uncured breach by Putnam or MMC of a material term of the Lasser Agreement;

     o a relocation of Putnam's executive offices or a reassignment of Mr. Lasser to a location outside of the Boston area;

     o the failure to pay Mr. Lasser a minimum annual bonus equal to the sum of (i) two times the bonus amount corresponding to a pre-assigned partnership interest of 5% under Putnam's Partners Incentive Compensation Plan with a specified base partnership percentage plus
          (ii) an amount corresponding to one unit under Putnam's Operating Heads Incentive Compensation Plan;

     o    failure to grant the additional equity-based awards described above;

     o a change in control of MMC (as described in footnote 3 to the "Summary Compensation Table" below); or

     o a change in control of Putnam (defined to mean that MMC no longer owns more than 50% of Putnam).

                          COMPENSATION COMMITTEE REPORT


COMPENSATION PHILOSOPHY, POLICIES AND PLANS FOR EXECUTIVE OFFICERS

     MMC is a professional services firm with businesses having distinct economic characteristics, marketplaces and operating conditions. The leadership position attained over time by MMC's operating subsidiaries in their respective businesses in terms of services provided, market share, revenue, profitability and rate of growth has been earned largely through the selection, training and development of top caliber executive, managerial and professional talent. Ongoing investment in the firm's executive talent has produced favorable long-term returns to MMC stockholders. Therefore, it is critical to the ongoing success of MMC that its executives continue to be among the most highly qualified and capable professionals available in their respective business segments to lead the organization's businesses and to create stockholder value.

     The Compensation Committee of the Board of Directors, all of whose members are independent non-executive directors, is charged by MMC's Compensation Committee charter with reviewing and approving MMC's compensation philosophies and overseeing the development and implementation of compensation programs intended to attract, retain and motivate highly capable and productive employees. To that end, MMC's executive compensation program is designed to reinforce business strategies, reflect marketplace practices and dynamics, and provide cost and tax effective incentives and rewards. The committee reviews program elements regularly to consider and implement any changes necessary to achieve these ongoing objectives. MMC's philosophy regarding incentives and rewards is implemented through compensation policies and plans intended to enhance financial performance in a highly competitive marketplace, which includes competition from privately-held firms offering attractive equity ownership opportunities. In terms of compensation data, the committee periodically reviews the levels of executive compensation from a number of survey sources and, as appropriate, through projects undertaken with the assistance of outside professional consultants, with a focus on pay data available relating to professional talent among MMC's businesses. In addition, the committee periodically evaluates chief executive officer compensation by comparing it to data developed from a selected group of major corporations (16 in 2002) in diversified financial, banking and insurance sectors. This grouping is broader than the peer grouping in the Stock Performance Graph set forth below in order to obtain a meaningful representation of competitive compensation practices and levels for senior executive positions in comparable companies and industry segments.

     The Chief Executive Officer of MMC heads a group of senior management officers, most of whom are executives of MMC's operating subsidiaries. These senior officers participate in various compensation plans and are paid in accordance with award guidelines and performance criteria that reflect overall MMC and individual operating unit performance. The plans, which include short-term and long-term elements, are intended to be retrospective, reflecting prior individual and organizational performance, as well as prospective, providing motivation and rewards for achieving future success. Such compensation is designed to reflect the combined annual and long-term performance of MMC, the operating subsidiary and the employee. Moreover, individual contributions by these executives are assessed in the context of a top management team that views itself as a professional partnership.

     Members of the senior management group of Putnam Investments participate in a different compensation program, which is based on competitive practices in the investment management industry. In terms of annual incentives, these employees are eligible for bonuses that are determined based on the absolute and incremental profit of Putnam. With regard to long-term incentives, these employees are eligible to receive periodic awards of Putnam restricted stock and stock options with respect to Class B shares of Putnam; they may also be considered for grants of MMC restricted stock and/or options from time to time. Since employees of Putnam participate in a separate compensation program, statistics provided in the following sections of this report relating to the compensation of MMC's senior management group exclude Putnam employees.

SHORT-TERM COMPENSATION (SALARY AND ANNUAL INCENTIVE AWARDS)

     With regard to short-term compensation, salaries are reviewed annually, and increases are approved by the Committee on a discretionary basis in consideration of current individual and organizational performance, role, affordability and marketplace factors. Organizational performance refers to the business unit's success in achieving business objectives and addressing conditions affecting long-term growth and profits. For participants in the senior management compensation program, salaries are compared to the top quartile of the relevant marketplace, with aggregate annual cash compensation adjusted to reflect MMC's performance. Salaries accounted for 33% of total compensation (excluding stock options) in 2002 for MMC's senior management group.

     The size of the incentive award pool for senior management cash bonuses is based on earnings and reflects MMC's net operating income growth. However, the Committee may approve a payout of less than the full bonus pool. In this regard, a specific target level is not established for the award pool, nor, absent any contractual obligations, are minimum award levels guaranteed for bonus recipients. With respect to individual award determinations, such assessments by the Committee are largely judgmental, not formulaic, weighing the Chief Executive Officer's recommendation and evaluation as to the executive's managerial and professional role within the organization, relative contribution (compared with the internal peer group) to the firm's operations and earnings growth, and marketplace compensation levels. For MMC's senior management group, individual bonuses constituted 37% of total compensation (excluding stock options) for 2002.

LONG-TERM COMPENSATION (RESTRICTED STOCK, RESTRICTED STOCK UNIT AND
  STOCK OPTION AWARDS)

     It is the Committee's strongly held belief that the continuing success of MMC is dependent on the effectiveness of programs intended to retain and motivate its executives. Accordingly, long-term compensation is designed to recognize the individual's potential future contributions to the organization and to link the executive's financial interests with those of stockholders by fostering stock ownership. Such equity ownership opportunities for MMC executives are made available through plans that provide for restricted stock, restricted stock unit and stock option grants. Moreover, in order to help promote retention of key talent through stock ownership that is at risk, ownership rights to restricted stock, restricted stock units and stock options are acquired over time. In addition, under voluntary deferral programs, a supplemental equity award with vesting requirements may be granted as an incentive for long-term stock ownership.

     Within this framework, absent a contractual obligation, the size of each executive's equity grants reflects the recommendations of the chief executive officer with grants authorized at the sole discretion of the Committee. Such determinations include consideration of MMC's future profit performance expectations and the individual's organizational role, current performance and potential to contribute to the long-term success of MMC, as well as review and consideration of the competitive practices on which award guidelines are based. These considerations, and not prior stock-based awards or MMC stock ownership targets, determine the mix and size of stock grants to individuals.

     Most members of MMC's senior management group are eligible to receive annual discretionary restricted stock grants on the basis described above. In 2002, the awards for this senior management group accounted for 19% (including supplemental equity awards as described above) of total compensation (excluding stock options).

     A select number of participants from the senior management group are also eligible for an annual discretionary grant of restricted stock units, which are deferred stock-based awards. The awards reflect MMC's earnings and growth, with individual grants based on the subjective factors outlined above including each executive's organizational role and performance. Historically, the grant value of individual awards has ranged from approximately 50% to 150% of the executive's cash bonus. Units earned are distributable in shares and generally vest after completion of three years of service from the date of grant. The restricted stock units granted in 2002 to MMC's senior management group made up 11% of total compensation (excluding stock options) for the year.

     Stock options are another equity element of senior management compensation. Members of the senior management group are eligible for option grants on an annual basis. The size of an individual grant reflects the factors discussed earlier including organizational role, performance and marketplace practices. Present holdings may be considered as well but no reference is made to unexercised options or appreciation thereon.

TAX CONSIDERATIONS

     As noted above, MMC's executive compensation program is designed to be cost and tax effective. The Committee's policy is to take actions deemed to be in the best interests of MMC and its stockholders, recognizing, however, that compensation payments may not in all instances qualify for tax deductibility because of the restrictions set forth in Section 162(m) of the Internal Revenue Code.

BASIS FOR CEO COMPENSATION

     Both the quantitative and qualitative criteria described earlier are applied in assessing the performance and determining the compensation of the Chairman and Chief Executive Officer of MMC, Jeffrey W. Greenberg. Current and long-term financial performance of MMC, information which is available to all MMC stockholders, are major factors in arriving at the compensation determinations made by the Committee relative to Mr. Greenberg. Consideration is also given to his leadership and influence on the long-term strength and performance of MMC.

     The annual base salary for Mr. Greenberg during 2002 was $1,200,000, unchanged since January 1, 2000. With regard to cash bonus, Mr. Greenberg participates in the same MMC annual incentive plan as MMC's senior management group. His 2002 cash bonus award under the plan was $3,000,000.

     In connection with long-term compensation, Mr. Greenberg was granted 15,000 shares of restricted stock in 2002 under terms previously described. In addition, Mr. Greenberg was granted 24,008 restricted stock units in connection with his 2001 cash bonus and received 1,500 restricted stock units for deferring receipt of vesting shares of restricted stock. The combined value of his restricted stock and restricted stock unit grants was $2,171,187. In addition, Mr. Greenberg was granted 450,000 stock options during 2002.

     Mr. Greenberg also participates in the MMC Capital Long Term Incentive Plan, which is structured to reflect compensation practices in the private equity investment industry. Pursuant to the terms of the plan, he received cash payments totaling $2,107,832 in 2002. In addition, in 1999 Mr. Greenberg received a carried interest in Trident II as a result of owning partnership interests in the general partner of Trident II.

     Based on the previously referenced review of chief executive officer compensation for 2001 (latest data available), Mr. Greenberg's 2002 cash compensation was positioned at approximately the 70th percentile of the 2001 market survey group, and his long-term compensation (including any long-term incentive plan payouts but excluding stock options) was at about the 65th percentile of the 2001 survey market. The 450,000 stock options granted to Mr. Greenberg during 2002 approximated the 55th percentile of the 2001 survey market. Total compensation for Mr. Greenberg in 2002, which includes all elements of pay from the Summary Compensation Table except stock option grants, was at about the 65th percentile of the 2001 survey market.


                     SUBMITTED BY THE COMPENSATION COMMITTEE
                          OF THE MMC BOARD OF DIRECTORS

Lewis W. Bernard           Robert F. Erburu            The Rt. Hon. Lord Lang of
                                                               Monkton, DL

STOCK PERFORMANCE GRAPH

     The following graph compares MMC's cumulative total stockholder return (rounded to the nearest whole dollar) on its stock, the Standard & Poor's 500 Stock Index and a company-constructed composite industry index, consisting of Aon Corporation, Arthur J. Gallagher & Co., Franklin Resources, Inc. and T. Rowe Price Group, Inc., over the five-year period from December 31, 1997 through December 31, 2002.

          [DATA BELOW REPRESENTS A LINE CHART IN THE PRINTED DOCUMENT]

                                               Composite
                                                Industry
                               MMC    S&P 500    Index
                               -----   -------  ---------
                     1997      100      100       100
                     1998      121      129        89
                     1999      202      156       102
                     2000      252      141       129
                     2001      236      125       133
                     2002      208       97       103


     Assumes $100 invested at the closing price on December 31, 1997 with dividends reinvested on the date of payment without commissions. This table does not forecast future performance of MMC common stock.

           TRANSACTIONS WITH MANAGEMENT AND OTHERS; OTHER INFORMATION


     From time to time, in the ordinary course of business and on commercial terms, MMC and its subsidiaries may provide services to, or in connection with transactions involving, investment funds and their portfolio companies managed or advised by MMC Capital, in which various executive officers and directors of MMC have direct or indirect interests. Such services include:

     o    acting as an insurance or reinsurance broker;

     o    consulting;

     o    transaction advisory services; or

     o    investment management.

     A portion of the fees received by MMC Capital or its subsidiaries from portfolio companies for transaction, management or other advisory services is dedicated to the LTIP pool described in footnote 4 to "Executive Compensation-Summary Compensation Table".

     The aggregate amount received for all such services rendered in 2002 by MMC and its subsidiaries was approximately $76 million. This amount predominantly consists of insurance brokerage and related payments made by portfolio companies to MMC subsidiaries relating to insurance and reinsurance placements with such insurers in the normal course of business.

     In June 2002, Trident II purchased 43.3% of The ARC Group, LLC ("ARC") from Marsh & McLennan Risk Capital Holdings, Ltd. ("MMRCH"), a wholly-owned subsidiary of MMC. Trident II paid $23.6 million for this interest, resulting in a gain of approximately $9.0 million for MMC. The purchase price is subject to reduction by up to $1.2 million under certain limited circumstances, depending on the total proceeds ultimately realized by Trident II. The transaction was approved by the Executive Committee of the Board of Directors of MMC, with Mr. Greenberg recusing himself. In passing on the adequacy of the purchase price, the Committee considered a report by MMC's Planning & Analysis Group and a March 2002 purchase by Trident II of a 27% interest in ARC at the same valuation from Arch Capital Group Ltd., a publicly traded company in which each of Trident II and MMC has a minority interest. All members of the Executive Committee who are investors in Trident II and Mr. Davis have excused themselves from participating in Trident II's investment in ARC.

     Under the MMC Capital, Inc. LTIP, Messrs. Greenberg and Davis and certain other employees of MMC Capital participate in the profit generated from certain investments made by MMRCH, such as the ARC investment. Messrs. Greenberg and Davis each would have received a payment of approximately $210,000 under the terms of the LTIP in connection with MMRCH's sale of its interest in ARC. However, in view of the potential conflict of interest, Messrs. Greenberg and Davis have waived receipt of these LTIP payments unless and until Trident II recovers its purchase price on the ARC investment, in which event Messrs. Greenberg and Davis would be entitled to receive the LTIP payments, with interest accrued on amounts paid at a rate of 4.74% per annum through the date of payment.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires MMC's directors and executive officers, and persons who own more than ten percent of the common stock of MMC, to file with the SEC and the New York Stock Exchange initial reports of beneficial ownership and reports of changes in beneficial ownership of MMC stock. Such persons are also required by SEC regulation to furnish MMC with copies of all Section 16(a) forms they file. To MMC's knowledge, based solely on a review of the copies of such reports furnished to MMC and written representations that no other reports were required, during 2002 all Section 16(a) filing requirements applicable to such individuals were complied with except for one report covering one transaction filed late by Mr. Olsen.

ITEM 2

                         PROPOSED AMENDMENT TO RESTATED
                          CERTIFICATE OF INCORPORATION


     The Board of Directors has approved an amendment to MMC's Restated Certificate of Incorporation to increase the aggregate number of shares of MMC common stock which MMC is authorized to issue, from eight hundred million (800,000,000) to one billion six hundred million (1,600,000,000). MMC's authorized preferred stock of six million (6,000,000) shares will remain unchanged. The Board determined that this amendment was advisable following the 2-for-1 stock split of MMC's common stock on June 28, 2002. The complete text of the proposed amendment, which would amend the first paragraph of article FOURTH of the Restated Certificate of Incorporation, is attached to this Proxy Statement as Exhibit A.

     As of December 31, 2002, MMC had 535,589,137 shares of common stock issued and outstanding and approximately 93,294,427 shares committed to be issued under MMC's various employee benefit and compensation plans. The remaining number of authorized shares of common stock available for issuance is approximately 171,116,436. The additional 800 million shares proposed to be authorized would be issuable from time to time for various corporate purposes, including stock splits, stock dividends, employee benefit and compensation plans, acquisitions and public or private sale for cash as a means of raising capital. MMC does not at this time have any understanding, arrangement or agreement pursuant to which any of the additional shares to be authorized would be issued.

     If approved by the stockholders, the proposed increase in the number of authorized shares of common stock could have the effect of making it more difficult for another party to gain control of MMC on an unfriendly basis, since MMC could issue such additional shares to a third party. MMC knows of no party with intentions of gaining control of MMC and MMC has no present plans for selling shares in connection with such a situation.

     MMC believes that approval by MMC stockholders of the proposed amendment will provide the Board of Directors with flexibility and will enhance its ability to respond to various corporate opportunities which may arise in the future without the delay of seeking shareholder approval. The Board will continue to seek stockholder approval for transactions which require such approval under our by-laws, Delaware law and/or the rules of any stock exchanges on which our shares are listed at the time of the transaction.

     The amendment to the Restated Certificate of Incorporation does not alter the rights and privileges of MMC's outstanding shares of common stock, which include a stockholder rights plan, or the manner in which the Board of Directors may authorize the issuance of additional shares of common or preferred stock. Holders of MMC common stock have no preemptive rights and current stockholders would not have any preferential right to purchase any of the additional common shares.

     Under Delaware law, the favorable vote of the holders of a majority of the outstanding shares of MMC common stock will be required to adopt this proposed amendment. Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the proposal to amend MMC's Restated Certificate of Incorporation increasing the number of authorized shares of common stock.

ITEM 3

                      RATIFICATION OF SELECTION OF AUDITORS


     The Audit Committee has recommended, and the Board of Directors has approved, the selection of Deloitte & Touche LLP as independent auditors for the 2003 fiscal year, subject to stockholder ratification. Deloitte & Touche will audit our consolidated financial statements for fiscal 2003 and perform other services. Deloitte & Touche acted as MMC's independent auditors for the year ended December 31, 2002. A Deloitte & Touche representative will be present at the meeting, and will have an opportunity to make a statement and to answer your questions.

     The affirmative vote of a majority of the shares of MMC stock present or represented and entitled to vote at the meeting is required to ratify the appointment of Deloitte & Touche LLP. Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the ratification of Deloitte & Touche LLP. The Board recommends you vote FOR this proposal.


FEES OF INDEPENDENT AUDITORS

   The Audit Committee has adopted preapproval policies and procedures with respect to the engagement by MMC or its subsidiaries of Deloitte & Touche LLP to render audit and non-audit services. For the fiscal years ended December 31, 2001 and 2002, fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates were as follows:


                   FEES                                   2002           2001
----------------------------------------------         ----------     ----------

AUDIT FEES for the audit of MMC's annual
financial statements and reviews of the
financial statements included in MMC's
quarterly reports on Form 10-Q, and including
services in connection with statutory and
regulatory filings or engagements .................... $8,796,000     $8,396,000

AUDIT-RELATED FEES, including fees for audits
of employee benefit plans, computer and
control related audit services, agreed-upon
procedures, merger and acquisition assistance
and accounting research services ..................... $2,727,000     $2,138,000

TAX FEES for tax consulting and compliance
services not related to the audit .................... $2,055,000     $1,102,000

FINANCIAL INFORMATION SYSTEMS DESIGN AND
IMPLEMENTATION FEES related to Marsh Inc.
financial system implementation services
contracted for in 2001 which were concluded
in 2002 .............................................. $2,600,000     $2,875,000

ALL OTHER FEES including administrative
services related to regulatory compliance and
other non-audit services. In 2001 also
includes non-financial information system
services and in 2002 also includes market
research services .................................... $3,122,000     $4,949,000

                             AUDIT COMMITTEE REPORT


     The primary function of the Audit Committee is to assist the Board of Directors in its oversight of MMC's financial reporting process. The Committee operates pursuant to a charter approved by the MMC Board. Management is responsible for MMC's financial statements and overall reporting process, including the system of internal controls. The independent auditors are responsible for conducting annual audits and quarterly reviews of MMC's financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles.

     In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2002 with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, COMMUNICATION WITH AUDIT COMMITTEES. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES, has considered whether the provision of information technology consulting services relating to financial information systems design and implementation and other non-audit services by the independent auditors to the Company is compatible with maintaining the auditor's independence and has discussed with the auditors the auditors' independence.

     It is not the duty or responsibility of the Committee to conduct auditing or accounting reviews or procedures. In performing their oversight responsibility, members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions do not assure that the audit of MMC's financial statements has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with generally accepted accounting principles.

     Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the charter, the Committee recommended to the Board that the audited financial statements referred to above be included in MMC's Annual Report on Form 10-K for the year ended December 31, 2002 to be filed with the Securities and Exchange Commission.


                        SUBMITTED BY THE AUDIT COMMITTEE
                          OF THE MMC BOARD OF DIRECTORS

           Oscar Fanjul                            David A. Olsen
         Stephen R. Hardis                       Morton O. Schapiro
         Gwendolyn S. King                          Adele Simmons

                   SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS


     Stockholders who wish to present a proposal and have it considered for inclusion in MMC's proxy materials for the 2004 Annual Meeting of Stockholders of MMC must submit such proposal in writing to MMC in care of the Secretary of MMC on or before November 29, 2003.

     Stockholders who wish to present a proposal at the 2004 Annual Meeting that has not been included in MMC's proxy materials must submit such proposal in writing to MMC in care of the Secretary of MMC. Any such proposal received by the Secretary of MMC on or after February 16, 2004 shall be considered untimely under the provisions of MMC's by-laws governing the presentation of proposals by stockholders. In addition, the by-laws of MMC contain further requirements relating to the timing and content of the notice which stockholders must provide to the Secretary for any nomination or matter to be properly presented at a stockholders meeting.

     Such proposals should be addressed to:

     Marsh & McLennan Companies, Inc.
     1166 Avenue of the Americas
     New York, New York 10036-2774
     Attn: Mr. Gregory Van Gundy,
           Corporate Secretary

By order of the Board of Directors,

/s/ Gregory Van Gundy

Gregory Van Gundy
Secretary

EXHIBIT A

                      PROPOSED AMENDMENT TO ARTICLE FOURTH
                  OF THE RESTATED CERTIFICATE OF INCORPORATION
                       OF MARSH & MCLENNAN COMPANIES, INC.

                      INCREASE IN AUTHORIZED CAPITAL STOCK


     Article FOURTH of the Restated Certificate of Incorporation is proposed to be amended by revising the first paragraph of Article FOURTH to read in its entirety as follows:

     FOURTH: The total number of shares of stock which the Corporation has the authority to issue is 1,606,000,000 of which 6,000,000 are shares of Preferred Stock with a par value of one dollar per share (hereinafter sometimes referred to as "Preferred Stock"), and 1,600,000,000 are shares of Common Stock with a par value of one dollar per share (hereinafter sometimes referred to as "Common Stock").

Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, NY 10036-2774
www.mmc.com

[MMC LOGO]                                                         FORM OF PROXY

MARSH & McLENNAN COMPANIES, INC.
C/O PROXY SERVICES
P.O. BOX 9162
FARMINGDALE, NY 11735

                      VOTE BY TELEPHONE OR INTERNET OR MAIL
                        24 Hours a Day -- 7 days a Week
                            It's Fast and Convenient

VOTE BY INTERNET -  www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Marsh & McLennan Companies, Inc., c/o Proxy Services, P.O. Box 9162, Farmingdale, NY 11735.

                   PLEASE RETURN THIS CARD PROMPTLY USING THE
                              ACCOMPANYING ENVELOPE

TO VOTE, MARK BLOCKS BELOW
IN BLUE OR BLACK INK AS FOLLOWS:              KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------
                                             DETACH AND RETURN THIS PORTION ONLY

              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

================================================================================
MARSH & MCLENNAN COMPANIES, INC.

The Board of Directors Recommends a vote "FOR" the listed nominees.

1.   Election of Directors
     Nominees:   01) Peter Coster
                 02) Charles A. Davis
                 03) Gwendolyn S. King
                 04) Lawrence J. Lasser
                 05) David A. Olsen

     For    Withhold   For All          To withhold authority to vote, mark "For
     All       All      Except          All  Except"  and  write  the  nominee's
                                        number on the line below.
     [_]       [_]       [_]            ________________________________________


The Board of Directors Recommends a vote "FOR" the       For    Against  Abstain
following proposals.


2.   Adoption of amendment to Restated Certificate
     of   Incorporation   increasing   number   of
     authorized shares of common stock.                  [_]      [_]      [_]

3.   Ratification  of  Deloitte  &  Touche  LLP as
     independent auditors for 2003.                      [_]      [_]      [_]

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy Form. If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your Proxy Form.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN
THE MANNER DIRECTED  HEREIN.  IF NO DIRECTIONS ARE
MADE,  THEY WILL BE VOTED FOR ITEMS 1, 2 AND 3. IN
THEIR  DISCRETION THE PROXY HOLDERS ARE AUTHORIZED
TO VOTE UPON ANY OTHER  MATTERS  THAT MAY PROPERLY
COME  BEFORE  THE  MEETING  OR  ANY   POSTPONEMENT
THEREOF.

For address changes and/or comments,  please check       [_]
this  box  and  write   them  on  the  back  where
indicated.

HOUSEHOLDING  ELECTION  - Please  indicate  if you       Yes      No
consent  to  receive   certain   future   investor
communications  in a single package per household.
See enclosed notice.                                     [_]      [_]

I agree to  access  future  Proxy  Statements  and       Yes      No
Annual Reports electronically.                           [_]      [_]

Please indicate if you plan to attend the meeting.       [_]      [_]

Please sign exactly as your name or names appear above. For joint accounts, each owner should sign.
If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate capacity in which you are signing.

--------------------------------------------------
                                       |
--------------------------------------------------
Signature [PLEASE SIGN WITHIN BOX]      Date

--------------------------------------------------
                                       |
--------------------------------------------------
Signature (Joint Owners)                Date

--------------------------------------------------------------------------------

================================================================================
     PROXY                                                           PROXY

                        MARSH & McLENNAN COMPANIES, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                           FOR THE 2003 ANNUAL MEETING

FOR ALL STOCKHOLDERS

         The undersigned hereby appoints Jeffrey W. Greenberg and William L. Rosoff proxies (each with power to act alone and with the power of substitution) of the undersigned to vote all shares which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Marsh & McLennan Companies, Inc. to be held on Thursday, May 15, 2003 at 10:00 a.m. (New York City time) in the auditorium, 2nd Floor, 1221 Avenue of the Americas, New York, New York and at any adjournment thereof.

FOR STOCKHOLDERS WHO ARE ALSO PARTICIPANTS IN MARSH & McLENNAN COMPANIES STOCK INVESTMENT PLAN AND THE PUTNAM INVESTMENTS PROFIT SHARING RETIREMENT PLAN:

         This card also constitutes the confidential voting instructions of the participants in the Marsh & McLennan Companies Stock Investment Plan and The Putnam Investments Profit Sharing Retirement Plan. By signing and returning this card, the undersigned directs the Trustees under each Plan to vote in person or by proxy all shares of stock of Marsh & McLennan Companies, Inc. (the "Company") allocated to the undersigned under said Plans upon all matters at the Annual Meeting of Stockholders of the Company on May 15, 2003 and at any adjournment thereof. Provided this card is received by May 9, 2003, voting rights will be exercised by the Trustees as directed or, if not specifically directed, FOR the items stated herein. Under the Plans, the Trustees shall vote all other shares in the same proportion as those shares for which it has received a signed instruction card.

                                                INSPECTORS OF ELECTION
                                                C/O PROXY SERVICES
                                                P.O. BOX 9162
                                                FARMINGDALE, NY 11735

     +-------------------------------------------------------------------+
     | Address Changes/Comments:                                         |
     |                          -----------------------------------------|
     |                                                                   |
     |-------------------------------------------------------------------|
     |                                                                   |
     |-------------------------------------------------------------------|
     |                                                                   |
     +-------------------------------------------------------------------+

                (If you noted any Address Changes/Comments above,
               please mark corresponding box on the reverse side.)

================================================================================